UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 24, 2019

Pennsylvania Real Estate Investment Trust

(Exact Name of Registrant as Specified in its Charter)

Pennsylvania	1-6300	23-6216339
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

One Commerce Square 2005 Market Street, Suite 1000 Philadelphia, Pennsylvania	19103
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 875-0700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Shares of Beneficial Interest, par value $1.00 per share	PEI	New York Stock Exchange
Series B Preferred Shares, par value $0.01 per share	PEIPrB	New York Stock Exchange
Series C Preferred Shares, par value $0.01 per share	PEIPrC	New York Stock Exchange
Series D Preferred Shares, par value $0.01 per share	PEIPrD	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Explanatory Note

This Amendment No. 1 to Form 8-K (this “Amendment”) amends the Current Report on Form 8-K filed by Pennsylvania Real Estate Investment Trust (the “Company”) on October 28, 2019 (the “Original Report”). Except as described below, this Amendment does not purport to amend the information in the Original Report or provide an update or discussion of any developments at the Company subsequent to the filing date of the Original Report.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed in the Original Report, on October 24, 2019, the Company’s Board of Trustees approved the appointment of Mario C. Ventresca, Jr. as the Company’s Executive Vice President and Chief Financial Officer effective January 1, 2020 (the “Effective Date”). Mr. Ventresca, 53, has served as the Company’s Executive Vice President of Operations since 2015. From 2005 to 2015, he was the Company’s Senior Vice President of Asset Management and, prior to that, he was the Vice President of Retail Asset Management since 2000.

On March 5, 2020, the Company entered into an Employment Agreement with Mr. Ventresca (the “Employment Agreement”). The term of the Employment Agreement begins on the Effective Date and continues until December 31, 2020, unless sooner terminated in accordance with the Employment Agreement, and is thereafter automatically extended for successive one-year periods unless the Company gives prior notice of non-renewal to Mr. Ventresca.

Under the Employment Agreement, Mr. Ventresca is to perform duties consistent with the offices of Executive Vice President and Chief Financial Officer as well as those specified from time to time by the Chief Executive Officer of the Company. Mr. Ventresca will also serve as Executive Vice President and Chief Financial Officer of the following entities for which the Company is general partner: PREIT Associates, L.P., PREIT Services, LLC, and PREIT-Rubin, Inc. In exchange for these services, Mr. Ventresca will receive a base salary of $450,000, and will be eligible to participate in the Company’s employee benefit plans and applicable cash and equity incentive plans. Additionally, with respect to Mr. Ventresca’s existing nonqualified retirement plan with the Company, deemed contributions will be increased to $35,000 per fiscal year as of the Effective Date.

The Employment Agreement also outlines the Company’s obligations in case of Mr. Ventresca’s death or disability, and contains standard provisions governing the parties’ obligations upon termination of employment by the Company with or without cause or by Mr. Ventresca, including for good reason. Upon a change of control of the Company and the termination of Mr. Ventresca’s employment by the Company without cause or by Mr. Ventresca with good reason either six months before or 12 months after such change of control, provided he executes and does not revoke a written release of claims against the Company, Mr. Ventresca is entitled to all earned, unpaid compensation plus twice the sum of his current base salary (discounted to present value, as applicable) and the average bonus (as defined in the Employment Agreement). The Employment Agreement also contains a standard indemnification provision in favor of Mr. Ventresca.

During the term of the Employment Agreement and one year after expiration thereof, Mr. Ventresca may not compete with the Company within 25 miles of any Company-owned property or have ownership in a competitor of the Company, subject to certain exceptions.

Mr. Ventresca acknowledged and agreed that he shall be subject to the Company’s Code of Business Conduct and Ethics for Employees and Officers.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Employment Agreement, which is included as Exhibit 99.1 to this Amendment and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Exhibit Description

99.1	Employment Agreement, dated as of January 1, 2020, between Pennsylvania Real Estate Investment Trust and Mario C. Ventresca, Jr.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

Date: March 9, 2020	By:	/s/ Lisa M. Most
Lisa M. Most
Executive Vice President, Secretary and General Counsel